EXHIBIT 10.17

                       Euro Tech Holdings Company Limited

                                                July 30, 1999

("Euro Tech") (Nasdaq: CLWT, CLWTW) today announced that, subject to any regulatory or legal requirements, it will be issuing a stock dividend to holders of its ordinary shares (the "Shares").

Shareholders of record at 5:00 p.m. (New York Time) on September 3, 1999 will be entitled to receive one (1) share for each five (5) shares held. Holders of Company issued warrants and options to purchase shares will be advised by letter as to the impact upon their rights. All such warrants or options are exercisable at prices above current market prices for the Shares.

CONTACT: T.C. Leung, Chairman and CEO, or Jerry Wong, CFO, both of Euro Tech Holdings Company Limited, +852-2814-0311, or fax, +852-2873-4887.